Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the American Greetings Corporation 2007 Omnibus Incentive Compensation Plan for the registration of 1,600,000 Class A Common Shares and 400,000 Class B Common Shares of our reports dated April 28, 2009, with respect to the consolidated financial statements and schedule of American Greetings Corporation included in its Annual Report (Form 10-K) for the year ended February 28, 2009 and the effectiveness of internal control over financial reporting of American Greetings Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

June 24, 2009